EXHIBIT 10.3

PRO-DEX INC.
AMENDED AND RESTATED
LONG-TERM INCENTIVE PLAN

INTRODUCTION

The Pro-Dex, Inc. Long-Term Incentive Plan (the "Plan") is a long-term incentive plan for eligible employees of the Company. The Plan is intended to provide equity-based incentive opportunities to executives and other key employees of the Company. Plan payments, if any, will be conditioned on attainment of certain Performance Goals for one or more fiscal years as approved by the Committee and ratified by its Board of Directors.

I.  PURPOSE

The purpose of the Plan is to allow the Company to attract, motivate and retain highly qualified employees; to obtain from each employee the best possible performance; to establish Performance Measures that support the Company's long-term business strategies; and to provide consistency in and alignment with the Company's approach to performance-based pay and overall executive compensation strategy.

The Plan is established under, and constitutes part of, the First Amended and Restated 2004 Stock Option Plan (the “2004 Plan”) adopted by the Company and approved by the shareholders.  In the event of any conflict between the Plan and the 2004 Plan, the provisions of the 2004 Plan shall govern.

II. DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

AWARD PARAMETERS DESCRIPTION. A document or compilation of documents approved by the Committee and ratified by the Board of Directors, in writing, to set forth the parameters necessary for determining a Long-Term Incentive Compensation Award, including the (i) Award Period, (ii) the Performance Measures, (iii) the Performance Goals and (iv) the amount of Long-Term Incentive Compensation Award payable with respect to the achievement of each Performance Goal. The award parameters described in the Award Parameters Description need not be identical for all the Participants.

AWARD PERIOD. Unless otherwise provided by the Committee and ratified by the Board of Directors, the Award Period to which a Long-Term Incentive Compensation Award relates shall encompass three (3) consecutive fiscal years.

BOARD OF DIRECTORS. The Board of Directors of Pro-Dex, Inc.; provided that, with respect to any Long-Term Incentive Compensation Awards of the Chief Executive Officer of Pro-Dex, Inc. , "Board of Directors" shall mean only the members of the Board of Directors who qualify as "outside directors" under Section 162(m) of the Code and who meet the independence requirements of applicable law and the NASDAQ Listing Rule 5605(a)(2) (or any such comparable provision of any other primary exchange on which the company's shares are listed).

CAUSE. Cause has the meaning given to such term in any employment agreement with the Company to which the Participant is a party and in the absence of such agreements (and not intended to modify or add to any such existing agreement terms), it shall mean: (i) conviction for the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud; (ii) conduct that brings or is reasonably likely to bring the Company into public disgrace or disrepute, (iii) repeated failure to perform duties as reasonably directed by the Company; (iv) gross negligence or willful misconduct with respect to the Company; and/or (v) habitual insobriety, or use of illicit drugs or other controlled substances following one medically supervised course of treatment for such drug or alcohol use or upon refusal to participate in such course of treatment.

CHANGE IN CONTROL. "Change in the ownership or effective control of the corporation" or "change in the ownership of a substantial portion of the assets of the corporation", as such terms are defined in Section 1.409A-3(i)(5) of the final regulations and other applicable guidance promulgated under Section 409A of the Code.

CODE. The Internal Revenue Code of 1986, as amended, and any regulations thereunder, and any successors thereto.

COMMITTEE. The Compensation Committee of the Board of Directors.

COMPANY. Pro-Dex Inc., its subsidiaries and any other entity which is a "service recipient" (as such term is defined in Section 1.409A1(g) of the final regulations and other applicable guidance promulgated under Section 409A of the Code) with respect to persons performing services for the Company.

DISABILITY. "Disability", as such term is defined in Section 1.409A-3(i)(4) of the final regulations and other applicable guidance promulgated under Section 409A of the Code.

LONG-TERM INCENTIVE COMPENSATION AWARD. Any award paid pursuant to the Plan. A Long-Term Incentive Compensation Award shall be determined by the Committee and ratified by the Board of Directors, in its sole and absolute discretion. Unless otherwise specified by the Committee and ratified by the Board of Directors, with respect to any Performance Measure: (i) the Long-Term Incentive Compensation Award payable with respect to the maximum Performance Goal shall not exceed one hundred and fifty percent (150%) of the Long-Term Incentive Compensation Award payable with respect to the target Performance Goal; and (ii) the Long-Term Incentive Compensation Award payable with respect to a minimum Performance Goal shall not be less than fifty percent (50%) of the Long-Term Incentive Compensation Award payable with respect to the target Performance Goal. The Long-Term Incentive Compensation Award payable to any individual Participant with respect to any particular Award Period shall not exceed $1,000,000. (one million dollars).

PARTICIPANT. An executive or other key employee of the Company, or a person who has agreed to commence serving in any of such capacities, and who is designated by the Committee to participate in the Plan. No person shall be a Participant in the Plan prior to the execution by such person of the Participation Agreement.

PARTICIPATION AGREEMENT. An agreement executed by the Participant in substantially the form attached hereto as Exhibit A. Executed Participation Agreements are incorporated into the Plan by reference and made a part thereof to the same extent and with the same force and effect as if fully set forth therein.

PERFORMANCE GOAL. Performance Goal means, with respect to a Performance Measure, a measure of achievement of such Performance Measure, approved by the Committee and ratified by the Board of Directors and set forth in the Award Parameters Description. Unless otherwise provided by the Committee and ratified by the Board of Directors, there shall be three (3) Performance Goals with respect to each Performance Measure – (i) minimum Performance Goal, (ii) target Performance Goal and (iii) maximum Performance Goal. Performance Goals shall be deemed to be achieved only if achieved in the course of the applicable Award Period.

PERFORMANCE MEASURES. Certain performance categories set forth in Section V of the Plan. Performance Measures shall be set forth by the Committee in the Award Parameters Description.

PRO-DEX, INC. Pro-Dex, Inc., a Colorado corporation.

SEPERATION FROM SERVICE. "Separation from service", as such term is defined in Section 1.409A-1(h) of the final regulations and other applicable guidance promulgated under Section 409A of the Code.

TSR. TSR (total shareholder return) shall mean A minus B expressed as a percentage of B (A-B)/x100)], where A is the per-share price of a Company's common stock at the end of the applicable Award Period and B is the average per-share price of the Company's common stock at the beginning of the applicable Award Period. For purposes of calculations of TSR, cash dividends paid on a share of common stock shall be deemed to be reinvested in the Company's common stock on the day they are paid at the average of the high and the low per-share price of that Company's common stock on that day, as quoted on the primary exchange on which the Company's shares are listed. The value at the end of the applicable Award Period of such common stock deemed purchased with cash dividends shall be added to A (above) for purposes of calculation of TSR. If in the course of the Award Period the outstanding shares of common stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the Company or other increase or decrease in such shares effected without receipt of consideration by the Company, an appropriate and proportionate adjustment approved by the Committee shall be made to the calculation of TSR set forth above. For purposes of determining TSR, the stock price at the beginning date and end date of an Award Period shall be the average of the closing stock prices for the ninety (90) days immediately preceding such dates as quoted on the primary exchange on which the company's shares are listed.

III. EFFECTIVE DATE

The Plan is effective as of July 1, 2010.

IV. DETERMINATION OF AMOUNTS OF AND ELIGIBILITY FOR LONG-TERM INCENTIVE COMPENSATION AWARDS

Unless otherwise provided in the Plan, if the Performance Goals are achieved in the course of the applicable Award Period and such achievements are certified by the Committee based upon the audited financial statements for the last fiscal year of the Award Period contained in the Company's annual report filed with the Securities and Exchange Commission, then Long-Term Incentive Compensation Awards will be paid in amounts determined by the Committee and ratified by the Board of Directors pursuant to the Plan and the Award Parameters Description. Unless otherwise set forth in the Award Parameters Description with respect to any Participant: (i) the amount of the Long-Term Incentive Compensation Award payable in connection with achieving any Performance Goal of TSR shall not exceed fifty percent (50%) of the maximum Long-Term Incentive Compensation Award that can be made under the Plan in connection with the applicable Award Period; and (ii) the amount of the Long-Term Incentive Compensation Award payable in connection with achieving any Performance Goal(s) other than TSR shall not exceed fifty percent (50%) of the maximum Long-Term Incentive Compensation Award that can be made under the Plan in connection with the applicable Award Period.

V. PERFORMANCE MEASURES

A. Generally. Unless otherwise provided in the Plan, payment of Long-Term Incentive Compensation Awards is conditioned on the attainment in the course of the Award Period of Performance Goals set with respect to Performance Measures. The Performance Goals and Performance Measures need not be identical with respect to all the Participants. Performance Goals may be established based upon the Company's performance in isolation or by judging the Company's performance relative to one or more comparator companies or upon the performance of one or more of the Company's subsidiaries or divisions. Performance Goals and the amount of Long-Term Incentive Compensation Award payable with respect to the achievement of any Performance Goal for any Long-Term Incentive Award that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code must be established in writing no later than September 13 (i.e. 75 days) following the beginning of the applicable Award Period and may be based on one or more of the following objective criteria (the "Performance Measures"):

(1)	TSR, including its components of stock price appreciation, dividends and/or dividend yield;

(2)	Return on assets, equity, invested capital, cash flow, investment, or sales;

(3)	Sales, including gross margin;

(4)

Pre-tax or after-tax profit levels, including: earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax, and net income;

(5)	Cash flow and cash flow return on investment;

(6)	Economic profit and/or cost of capital;

(7)	Turnover of assets, capital, or inventory;

(8)	Levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense;

(9)	Measures of customer satisfaction and customer service, including the relative improvement therein; and

(10)	Market share, including by product line or geographic market or submarkets.

Performance Goals may be determined by reference to levels of and/or growth in a Performance Measure. Performance Goals with respect to Performance Measures shall be objectively measurable and established for a period coinciding with or ending within the Award Period.

B. Certain Factors and Events Excluded. In establishing Performance Goals and Performance Measures for Participants and in certifying the achievement of Performance Goals as the end of an Award Period, the Committee may include or exclude the impact of specified objective events, including any of the following: expenses as a result of restructuring or productivity initiatives, non-operating items; acquisition expenses; and any other items of gain, loss or expense that are determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or to a change of accounting principles.

C. Default Performance Measures. Unless otherwise specified by the Committee and ratified by the Board of Directors, the Performance Measures shall consist of: (i) TSR relative to a group of comparator companies; and (ii) one or more Performance Goals other than TSR.

VI.     PAYMENT OF LONG-TERM INCENTIVE COMPENSATION AWARDS

A.  Type of Payment.  Unless otherwise provided in the Plan, the payment of a Long-Term Incentive Compensation Award shall be made on the first day following the approval of such award by the Committee and the filing of the fiscal year end Form 10-K for the final year of the Award Period to which it relates; provided that, subject to Section VII, the Participant is actively employed with the Company on such date. Unless otherwise provided in the Plan, Long-Term Incentive Compensation Awards shall be paid in shares of Company restricted stock valued at the closing price of the Company’s shares on the day preceding such payment.  For the purposes of this Section VI, payment within 75 days following a specified payment date shall be deemed to constitute payment on the specified payment date.

B.  Restriction.  Unless otherwise specified by the Committee and ratified by the Board of Directors, no restricted stock awarded under the Plan may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Participant receiving such restricted stock until 30 days after its payment to Participant as described in subsection A of Section VI herein.  The restrictions described herein shall be evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Committee and shall contain an appropriate legend clearly stating the restricted stock represented by the certificate is restricted according to the terms of the Plan.

C.  Source of Long-Term Incentive Compensation Awards.  In the case of a Long-Term Incentive Compensation Award under the Plan that is paid in shares of restricted Company stock, such shares shall be distributed as part of and in accordance with the 2004 Plan as amended from time to time.  The aggregate number of shares of restricted stock issued under the Plan, when combined with all other shares issued by the Company under the 2004 Plan, shall not exceed the number of shares authorized under the 2004 Plan.  Furthermore, any Long-Term Incentive Compensation Award shall be of the same type of awards authorized under the 2004 Plan.

VII.  TERMINATION OF SERVICE, SPIN-OFFS AND SIMILAR TRANSACTIONS DURING THE AWARD PERIOD

A. Involuntary Separation from Service, Death or Disability. Subject to Section VII. C., if before the end of an Award Period a Participant experiences a Separation from Service with the Company by virtue of termination of the Participant's service by the Company, other than for Cause, or if a Participant experiences Separation from Service with the Company due to death or Disability, the Participant's Long-Term Incentive Compensation Awards for any Award Period in effect at the time of such Separation from Service will be prorated on the basis of the ratio of the number of days of Participant's service during such Award Period prior to such Separation from Service to the total number of days in such Award Period. The determination of such prorated Long-Term Compensation Awards will be based on the attainment of the Performance Goals with respect to the applicable Performance Measure(s) and will be paid on the date the Participant would have received payments with respect to such Long-Term Compensation Awards had the Participant not experienced a Separation from Service with the Company.

B. Termination by the Company for Cause, Voluntary Separation from Service. In the event a Participant experiences a Separation from Service with the Company by virtue of termination of the Participant's service by the Company for Cause, or by virtue of voluntary termination of service by the Participant, the Participant shall have no rights whatsoever to any unpaid Long-Term Compensation Awards and no payments with respect to any unpaid Long-Term Compensation Awards shall be made to the Participant.

C. Termination Close In Time To the Change in Control of Pro-Dex, Inc. In the event the Participant experiences a Separation from Service with the Company (not including separation caused by death or Disability) by virtue of termination of the Participant's service by the Company less than six (6) months following a Change in Control of Pro-Dex, Inc., and such Separation from Service occurs prior to the end of the Award Period, then upon the Participant's Separation from Service, all Performance Goals with respect to Performance Measures shall be deemed to have been met with respect to such Participant and any applicable Long-Term Incentive Compensation Awards shall be paid to such Participant on the date of Separation from Service. This Section VII. C. shall not apply if the Participant's service with the Company is terminated by the Company for Cause. Additionally, this Section VII. C. shall not apply unless at the time of Change in Control of Pro-Dex, Inc., the entity for whom the Participant is performing services is Pro-Dex, Inc. or Pro-Dex, Inc. is the "majority shareholder" (as such term is defined in Section 1.409A-3(i)(5)(ii)(3) of the final regulations promulgated under Section 409A of the Internal Revenue Code) of such entity.

D. Spin-Offs and Similar Transactions. In the event an entity ("Departed Entity") that is a part of the Company ceases to be a part of the Company (the "Departure"), a Participant who at the time of the Departure is performing services for the Departed Entity, shall be considered, for purposes of Section VII. A.., to have experienced a Separation from Service with the Company by virtue of termination of the Participant's service by the Company without Cause; provided that such Participant does not perform any services for the Company immediately after the Departure. Such Separation from Service with the Company will be deemed to have occurred at the time of the Departure.

E. Specified Employees. Notwithstanding anything in the Plan to the contrary, if as of the date of Participant's Separation from Service, Participant is a "specified employee", as defined under Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") or any regulations or Treasury guidance promulgated thereunder ("Section 409A Guidance"), Participant shall not be entitled to any payments paid upon such Separation from Service until the earlier of (i) the date which is six months after his Separation from Service for any reason other than death or (ii) the date of his death. The provisions of this Section VII. E. shall apply solely to payments made pursuant to a plan that provides for deferral of compensation. Whether a plan provides for deferral of compensation shall be determined pursuant to Section 409A or Section 409A Guidance. Any payments that would have been paid to Participant prior to the earlier of (i) the date which is six months after his separation from service for any reason other than death or (ii) the date of his death, were it not for this Section VII. E., shall be accumulated and paid to Participant on the first day of the 7th month following Participant's Separation from Service. Notwithstanding the foregoing, the provisions of this Section VII. E. shall not apply to payments made under the circumstances described in Section 1.409A-3(j)(4)(ii) (domestic relations order), 1.409A-3 (j)(4)(iii) (conflicts of interest) or 1.409A-3 (j)(4)(vi) (payment of employment taxes) of the final Treasury Department regulations issued pursuant to Section 409A.

F. Timing of Payments. For the purposes of this Section VII, payment within 75 days following a specified payment date shall be deemed to constitute payment on the specified payment date.

VIII. RETURN OF OR REDUCTION IN THE LONG-TERM INCENTIVE COMPENSATION AWARD

In the event that following the end of the Award Period, it is determined by the Committee and ratified by the Board of Directors that a Long-Term Incentive Compensation Award was, in whole or in part, based on incorrect data (including financial results which pursuant to applicable laws, roles, regulations or applicable accounting principles are required to be restated), the Participant shall return to the Company the Overpayment Amount, where the Overpayment Amount shall be equal to the Long-Term Incentive Compensation Award distributed to the Participant, reduced by the Long-Term Incentive Compensation Award the Participant would have received had the correct data been used in the calculation of the Long-Term Incentive Compensation Award, as determined by the Committee in good faith. The determinations made by the Committee and ratified by the Board of Directors pursuant to this Section shall be conclusive and binding on the Participant unless reached in an arbitrary and capricious manner.

IX. SPECIAL AWARDS AND OTHER PLANS

Nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, under such conditions and in such form and manner as it sees fit, to employees (including Participants) for meritorious service of any nature. In addition, nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including Participants).

X. ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

A.  Amendment and Termination.  The Board of Directors shall have the right to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of Long-Term Incentive Compensation Awards either temporarily or permanently; provided, however, that no amendment of the Plan shall operate to annul a Long-Term Incentive Compensation Award with respect to an Award Period in effect at the time of the amendment. Notwithstanding the foregoing, and subject to Section VII. C., in the event this Plan is terminated before the last day of an Award Period, Long-Term Incentive Compensation Awards payable for such Award Period will be prorated on the basis of the ratio of the number of weeks in such Award Period prior to such termination to the aggregate number of weeks in such Award Period and will be based on the attainment of Performance Goals with respect to the applicable Performance Measures and paid only after the end of such Award Period in accordance with Section VI above which will be deemed to continue until the expiration thereof as if this Plan had not been terminated. .

 B. Administration. The Committee shall determine the parameters necessary to grant Long-Term Incentive Compensation Awards, including Award Periods, Performance Measures, Performance Goals and the amounts of Long-Term Incentive Compensation Awards with respect to each Performance Goal. The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Long-Term Incentive Compensation Awards issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties and all decisions, determinations, selections and other actions permitted or required to be taken or made by the Committee with respect to the Plan shall be subject to the absolute discretion of the Committee.

C. Delegation to Officers or Employees.  The Board of Directors and the Committee, as applicable, may designate officers or employees of the Company to assist the Committee in the administration of the Plan.

M. MISCELLANEOUS

A.  Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company (including any employment taxes which applicable law requires the Company to pay).

B.  Taxes. All Long-Term Incentive Compensation Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

C.  Unsecured Obligation. Unless otherwise determined by the Committee, all Long-Term Incentive Compensation Awards will be paid from the Company's general assets, and nothing contained in this Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.

D.  No Right to Employment. This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

E.   No Assignment, Alienation. Except as otherwise provided in this Plan, no right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

F.    Separate Provisions. If any provision in this Plan is held to be invalid or unenforceable, no other provision of this Plan will be affected thereby.

G.   Applicable Law. This Plan will be governed by and construed in accordance with applicable United States Federal law and, to the extent not preempted by such Federal law, in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

H.   Liability for the Long-Term Incentive Compensation Awards. Only the entity for which the Participant performs services at the commencement of the Award Period shall be liable with respect to the Long-Term Incentive Compensation Award which relates to an Award Period.

EXHIBIT A

Participation Agreement for ____________________ for the award dated ____________

A.       Total Shareholder Return (TSR):  (50% of Award)

The TSR will be measured against the comparator companies as set forth in the Long-Term Incentive Plan.

TSR Award will be based as follows:

Minimum	Company TSR must be at the 40th percentile of comparator companies	12.5% of Annual Base Pay at the end of fiscal year
Target	Company TSR must be at the 60th percentile of comparator companies	25.0% of Annual Base Pay at the end of fiscal year
Maximum	Company TSR must be at the 75th percentile of comparator companies.	37.5% of Annual Base Pay at the end of the fiscal year

If the minimum Performance Goal of 40th percentile is not met, the amount payable is $0.00.  If the maximum Performance Goal is exceeded, the amount payable will not exceed the amount set forth above.  For performance between minimum and target Performance Goals and between target and maximum Performance goals, the amount payable will be determined based upon straight-line interpolation.

B.   Strategic Objectives (note – the objectives reflected below are only examples and are not intended to be indicative of objectives for each participant):

1.  (Example) Turn around our Program into a profitable business by achieving $3.0M Operating Income by end of fiscal 2013.

	2010	2013
Operating Income	$1.2M	$3.0M
Net Sales	$18.4M	$25.0M

2.  (Example) Achieve customer satisfaction rating of 95% based on a third party survey.

3.  (Example) Achieve Net Sales of $30M by the end of 2013.  Currently it is $18M.  This is an increase of 66% from 2010 year end results.

Award for strategic goals will be based on the following: (50% of Award)

Minimum	Must meet at least 80% of established goals	12.5% of Annual Base Pay at the end of fiscal year
Target & Maximum	Based on 100% achievement of established goals	25.0% of Annual Base Pay at the end of fiscal year
Maximum	Based on 150% achievement of established goals	37.5% of Annual Base Pay at the end of the fiscal year

If the minimum Performance Goal of 80% is not met, the amount payable is $0.00.  If the maximum Performance Goal is exceeded, the amount payable will not exceed the amount set forth above.  For performance between minimum and target Performance Goals and between target and maximum Performance goals, the amount payable will be determined based upon straight-line interpolation.

Any amount payable as a Long-Term Incentive Compensation Award pursuant to this Participation Agreement will be determined and paid pursuant to, and subject to, the terms and conditions set forth herein and in the Plan.  All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein.  If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern.  All capitalized terms used herein and not defined shall have the meanings assigned to them in the Plan.

I agree and understand these long term performance objectives. Signature (Key Executive)
Date: